EXHIBIT 10.7

                         AMENDMENT TO LICENSE AGREEMENT
                                     between
    Wilf and Paula Shorrocks and Peak Entertainment Ltd. made April 30, 2002

      This Amendment to License Agreement (the "Amendment") amends the License Agreement, dated April 30, 2002, between Wilf and Paula Shorrocks (as Licensor) and Peak Entertainment Ltd. (as Licensee) (the "Agreement").

      The purpose of this Amendment is to clarify the terms of payment of royalties and the guaranteed minimum royalty.

      Section 4.2 of the Agreement is hereby amended as follows:

      4.2 The Licensee shall within 30 days of the 30th March, 30th June, 30th September and 30th December in each year deliver to the Licensor a statement giving particulars of all sales of the Products effected by the Licensee since the last statement date (and in respect of the first statement; since the date of this Agreement) and showing the total royalty payable to the Licensor and at the same time deliver to the Licensor a remittance for the greater of the full amount of that royalty or an equal quarterly installment of the Guaranteed Royalty (less only the pro rata Advance applicable for the relevant quarter). The form of the statement is set out in the second Schedule.

            Commencing with the fiscal quarter ended September 30, 2004, the minimum quarterly royalty payment shall be $12,500. Licensor, at its sole discretion, shall be entitled to elect, on a quarter by quarter basis, to defer receipt of such quarterly payment, and any such payment(s) shall accrue until the next quarter. The minimum quarterly payment shall be credited against the Guaranteed Royalty.


Dated:  April 14, 2004


/s/ Wilf Shorrocks
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Wilf Shorrocks



/s/ Paula Shorrocks
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Paula Shorrocks


PEAK ENTERTAINMENT LTD.

By:   /s/ Phil Ogden
   ----------------------------------
      Phil Ogden, Authorized Officer